EXHIBIT 99.1

Company Contacts:
Robert J. Lollini

Cabot Brown

Betsy Truax

President & CEO	Seven Hills Partners LLC	Investor Relations Consultant
(801) 975-1191	(415) 869-6210	(801) 975-1191, ext. 411
www.iomed.com	cbrown@sevenhills.com	info@iomed.com

IOMED to Explore Strategies for Maximizing Shareholder Value

Company Settles Trade Secret Litigation

Salt Lake City, UT (September 15, 2005) – IOMED, Inc. (AMX:IOX) today announced that its Board of Directors has directed Seven Hills Partners LLC, as the Company’s financial advisor, to explore strategies for maximizing shareholder value, including possible sale transactions involving the Company or certain of its assets.

“Among other things, industry trends toward consolidation, pressure from shareholders to make a significant distribution of the Company’s cash reserves and increasing costs associated with maintaining public company status prompted the Board’s decision,” said Robert J. Lollini, President and CEO. “We do not expect any disruption in our daily operating and business development activities as a result of this decision. We will continue to offer our comprehensive line of iontophoretic drug delivery products through our current dealer and distribution network and to conduct our ongoing research and development activities.”

There is no assurance that the Company will enter into or consummate a sale or other strategic transaction as a result of this decision.

IOMED recently announced fourth quarter and fiscal year 2005 operating results noting a continuation of strong cash flows and a solid financial condition despite sales declines and legal costs incurred in defending its position in various intellectual property related litigation brought against the Company. Costs for all such litigation matters exceeded $971,000 in fiscal 2005.

Settlement of Trade Secret Litigation

IOMED also announced that is has reached a mutual settlement and release of claims in its lawsuit entitled IOMED, Inc. v. Jamal Yanaki, et al., which was filed in the Third District Court of Utah, Salt Lake County. IOMED filed the original Complaint in this action on April 2, 2002 against two former executives, among others, alleging misappropriation of trade secrets, interference with economic relations and related claims.  The mutual settlement and release of claims included the subject litigation and all related claims and counterclaims filed against the Company and its employees.

The settlement followed two separate rulings favorable to the Company wherein, the United States Court of Appeals for the 10th Circuit upheld a United States District Court ruling which granted, with prejudice, the Company’s motion to dismiss two §1983 civil rights actions filed against the Company; and the Utah State Court of Appeals upheld a previous Utah State District Court ruling which granted the Company’s motion to dismiss a discrimination claim against the Company. Both of these suits were filed against the Company in response to the aforementioned civil complaint, and these rulings served to facilitate a settlement benefiting the Company’s interests.

About Seven Hills

Seven Hills (www.sevenhills.com) is a leading provider of financial advisory and corporate finance services to emerging and mid-capitalization companies in the medical sciences, technology, and service industries.

About IOMED

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisitions. To find out more about IOMED, Inc. (AMX:IOX), visit our website at www.iomed.com.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. There can be no guarantee that the Company’s efforts to maximize shareholder value will be successful or that any transaction involving IOMED will occur as a result of these efforts. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K.

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